                           Offer to Purchase for Cash

                     All Outstanding Shares of Common Stock

                                       of

                                  Mavesa, S.A.

                                       by

                            Primor Inversiones, C.A.

                          a wholly owned subsidiary of

                             Primor Alimentos, C.A.

THE VENEZUELAN OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 4:00 P.M., NEW YORK
  CITY TIME (5:00 P.M., CARACAS TIME), ON TUESDAY, MARCH 27, 2001, UNLESS
                     THE VENEZUELAN OFFER IS EXTENDED.

                                                               February 21, 2001

To Brokers, Dealers, Commercial Banks,
Trust Companies and Other Nominees:

   Primor Inversiones, C.A. (the "Purchaser"), a corporation organized under the laws of Venezuela and a wholly owned subsidiary of Primor Alimentos, C.A. ("Primor"), a corporation organized under the laws of Venezuela, has commenced an offer to purchase all outstanding shares of common stock ("Shares") of Mavesa, S.A., a sociedad anonima organized under the laws of Venezuela ("Mavesa"), at a price of US$0.1416887470 per Share net to the seller in cash less any withholding taxes and without interest thereon, and upon the terms and subject to the conditions set forth in the Venezuelan Offer to Purchase dated February 21, 2001 and the Supplement to the Venezuelan Offer to Purchase dated February 21, 2001 (which, together with the related Share Letter of Transmittal, collectively constitute the "Venezuelan Offer"). The Venezuelan Offer is open to all holders of Shares. The Venezuelan Offer is being made concurrently with an offer in the United States (the "U.S. Offer" and, together with the Venezuelan Offer, the "Offers") to purchase all outstanding American Depositary Shares of Mavesa ("ADSs"). The U.S. Offer is open to all holders of ADSs. Please furnish copies of the enclosed materials to those of your clients for whose accounts you hold Shares in your name or in the name of your nominee.

   No guaranteed delivery procedure is available for tenders of Shares pursuant to the Venezuelan Offer.

   The Venezuelan Offer is conditioned upon, among other things, there being validly tendered in accordance with the terms of the U.S. Offer and the Venezuelan Offer and not withdrawn prior to the expiration date of the Offers that number of Shares and ADSs that, together with Shares and ADSs owned by Primor and Purchaser at the expiration of the Offers, represent at least 65% of the then outstanding Shares, including Shares represented by ADSs. The Venezuelan Offer is also subject to the satisfaction of certain other conditions.

   For your information and for forwarding to those of your clients for whom you hold Shares registered in your name or in the name of your nominee(s), we are enclosing the following documents:

  1. The Venezuelan Offer to Purchase, dated February 21, 2001 (the "Offer to Purchase");

  2 The Supplement to the Venezuelan Offer to Purchase, dated February 21, 2001 (the "Supplement" and, together with the Offer to Purchase, the "Offer to Purchase and Supplement");

  3. A printed form of letter that may be sent to your clients for whose account you hold Shares registered in your name or in the name of a nominee(s), with space provided for obtaining such clients' instructions with regard to the Venezuelan Offer;

  4. The Share Letter of Transmittal for your use in accepting the Venezuelan Offer and tendering Shares and for the information of your clients (facsimile copies of the Share Letter of Transmittal may NOT be used to tender Shares);

  5. The letter to securityholders of Mavesa from Alberto Tovar, the Chairman of Mavesa, accompanied by Mavesa's Solicitation/Recommendation Statement on Schedule 14D-9 filed with the Securities and Exchange Commission by Mavesa, which includes the recommendation of the Board of Directors of Mavesa that securityholders accept the Venezuelan Offer and tender their Shares to the Purchaser pursuant to the Venezuelan Offer;

  6. Guidelines of the Internal Revenue Service for Certification of Taxpayer Identification Number on Substitute Form W-9. Holders of Shares who fail to complete and sign the Substitute Form W-9 may be subject to a required federal backup withholding tax of 31% of the gross proceeds payable to such stockholder or other payee pursuant to the Venezuelan Offer; and

  7. The return envelope addressed to Provincial Casa de Bolsa, S.A. (the "Share Receiving Agent") for your use only.

   There is no guaranteed delivery procedure for tenders of Shares.

   The Board of Directors of Mavesa (1) has determined that the terms of the Venezuelan Offer are fair to and in the best interests of the holders of Shares and (2) recommends that all holders of Shares accept the Venezuelan Offer and tender their Shares pursuant to the Venezuelan Offer.

   Purchaser currently does not have any plans or proposals following completion of the Venezuelan Offer for any subsequent offering period or any second-step merger or other business combination that would cause Shares and ADSs which are not purchased pursuant to the U.S. Offer or the Venezuelan Offer to be cashed-out in a merger or similar transaction. Consequently, to receive the consideration offered in the Venezuelan Offer, holders of Shares must tender their Shares into the Venezuelan Offer.

   Purchaser will not pay any fees or commissions to any broker or dealer or any other person (other than the fees of the Information Agent as described in the Offer to Purchase) in connection with the solicitation of tenders of Shares. Purchaser will, however, upon request, reimburse you for customary mailing and handling expenses incurred by you in forwarding the enclosed materials to your clients. Purchaser will pay or cause to be paid any stock transfer taxes with respect to the transfer and sale of Shares to it or its order pursuant to the U.S. Offer.

   Shares can only be tendered pursuant to the Venezuelan Offer. Holders of Shares who are U.S. persons who wish to convert their Shares into ADSs for the purpose of tendering such ADSs into the U.S. Offer may do so without any fees being charged by The Bank of New York (as depositary for the ADSs) for such conversion. If you need any assistance, please contact The Bank of New York or the Information Agent for the Offers at the address and telephone numbers set forth on the back cover of this document.

   YOUR PROMPT ACTION IS REQUESTED. WE URGE YOU TO CONTACT YOUR CLIENTS AS PROMPTLY AS POSSIBLE. THE VENEZUELAN OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 4:00 P.M., NEW YORK CITY TIME (5:00 P.M., CARACAS TIME), ON TUESDAY, MARCH 27, 2001, UNLESS THE VENEZUELAN OFFER IS EXTENDED.

   In order to tender Shares into the Venezuelan Offer: (i) a duly executed and properly completed Share Letter of Transmittal and any other required documents should be sent to the Share Receiving Agent; and (ii) certificates representing the tendered Shares, if such certificates are in the possession of the tendering shareholder, should be delivered to the Share Receiving Agent in accordance with the instructions set forth in the Share Letter of Transmittal and the Offer to Purchase and Supplement. FACSIMILE COPIES OF THE SHARE LETTER OF TRANSMITTAL WILL NOT BE ACCEPTED.


                                       2
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   Any inquiries you may have with respect to the Venezuelan Offer should be addressed to Innisfree M&A Incorporated, the Information Agent for the Venezuelan Offer, or Provincial Casa de Bolsa, the receiving agent for the Venezuelan Offer, at the address and telephone numbers set forth on the back cover of this document.

   Requests for additional copies of the enclosed materials may also be directed to the Information Agent.

                                         Very truly yours,

                                         Primor Inversiones, C.A.

   NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU OR ANY OTHER PERSON AS AN AGENT OF THE PURCHASER, PRIMOR, THE SHARE RECEIVING AGENT, THE INFORMATION AGENT OR ANY AFFILIATE OF ANY OF THEM, OR AUTHORIZE YOU OR ANY OTHER PERSON TO MAKE ANY STATEMENT OR USE ANY DOCUMENT ON BEHALF OF ANY OF THEM IN CONNECTION WITH THE VENEZUELAN OFFER OTHER THAN THE ENCLOSED DOCUMENTS AND THE STATEMENTS CONTAINED THEREIN.

             The ADS Receiving Agent for the U.S. Offer is as follows:

                              THE BANK OF NEW YORK

          By Mail:                   By Facsimile:           By Hand/Overnight Courier:
  Tender & Exchange Dept.   (For Eligible Institutions Only)  Tender & Exchange Dept.
       P.O. Box 11248                (212) 815-6213               101 Barclay St.
   Church Street Station                                     Receive and Deliver Window
 New York, N.Y. 10286-1248       Confirm by Telephone:          New York, N.Y. 10286
                                     (212) 815-6173

                                     * * *

       The Share Receiving Agent for the Venezuelan Offer is as follows:

                         Provincial Casa de Bolsa, S.A.
                       Avenida Este O con Avenida Vollmer
                     Centro Financiero Provincial, Piso 14
                                 San Bernardino
                            Caracas 1010, Venezuela
                          Telephone: + (582) 504-5911
                             Fax: + (582) 504-5378

                                     * * *

   Questions and requests for assistance may be directed to the information agent below. Additional copies of the Venezuelan Offer to Purchase, the Supplement to the Venezuelan Offer to Purchase, the Share Letter of Transmittal and other related tender offer materials may be obtained from the information agent. A holder of Shares may also contact a broker, dealer, commercial bank or trust company or other nominee for assistance concerning the Offers.

                    The Information Agent for the Offers is:

                           Innisfree M&A Incorporated
                         501 Madison Avenue, 20th Floor
                               New York, NY 10022
                 Banks and brokers call collect: (212) 750-5833
                   All others call toll free: (888) 750-5834